Exhibit 7.04

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

dated as of January 15, 2015

among

21VIANET GROUP, INC.,

KING VENTURE HOLDINGS LIMITED,

XIAOMI VENTURES LIMITED

and

CERTAIN OTHER PARTIES NAMED HEREIN

TABLE OF CONTENTS

ARTICLE 1
Definitions

Section 1.01 . Definitions	1
Section 1.02 . Other Definitional and Interpretative Provisions	5

ARTICLE 2
Corporate Governance

Section 2.01 . Investor Nominee Director	6
Section 2.02 . Board and Committee Members	6
Section 2.03 . Equity Incentive Awards	7
Section 2.04 . Performance Of Company Obligations	7

ARTICLE 3
Investor Rights

Section 3.01 . Additional Rights	7
Section 3.02 . Right of First Refusal	8
Section 3.03 . Limitations to Rights of First Refusal	10
Section 3.04 . Participation Rights	10

ARTICLE 4
Certain Covenants and Agreements

Section 4.01 . Public Announcements	12
Section 4.02 . Additional Founder Parties	12
Section 4.03 . Conflicting Agreements	12
Section 4.04 . Business Opportunity	12
Section 4.05 . Indemnification	13
Section 4.06 . Voting Agreements	13
Section 4.07 . Information Rights	13

ARTICLE 5
Miscellaneous

Section 5.01 . Binding Effect; Assignability; Benefit	14
Section 5.02 . Notices	15
Section 5.03 . Severability	16
Section 5.04 . Complete Agreement	16
Section 5.05 . Counterparts	17

Section 5.06 . Descriptive Headings	17
Section 5.07 . Amendment; Termination	17
Section 5.08 . Governing Law	17
Section 5.09 . Arbitration	17
Section 5.10 . Expenses	18
Section 5.11 . Further Assurances	18

Exhibits

Exhibit A	-	Form of Joinder Agreement

ii

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of January 15, 2015 (this “Agreement”), among (i) 21Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), (ii) Sheng Chen (the “Founder”), (iii) Personal Group Limited, a British Virgin Islands company, Fast Horse Technology Limited, a British Virgin Islands company, and Sunrise Corporate Holding Ltd., a British Virgin Islands company (collectively, the “Founder Affiliates” and together with the Founder, the “Founder Parties”), (iv) King Venture Holdings Limited, a company incorporated under the laws of Cayman Islands (“Purchaser A”), and (v) Xiaomi Ventures Limited, a company incorporated under the laws of the British Virgin Islands (“Purchaser B,” and together with Purchaser A, the “Investors”).

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement, dated as of November 29, 2014, among the Company, Purchaser A and certain other parties named therein, and the Purchase Agreement, dated as of November 30, 2014, among the Company, Purchaser B and certain other parties named therein (together, the “Purchase Agreements”), the Investors will be acquiring Company Securities;

WHEREAS, the Founder Parties own Company Securities; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreements, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Purchase Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Additional Number” has the meaning assigned to such term in Section 3.04(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Arbitration Board” has the meaning assigned to such term in Section 5.09(a).

“Board” means the board of directors of the Company.

“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in New York, New York, the Cayman Islands or the People’s Republic of China.

“Class A Shares” means the Class A ordinary shares, par value US$0.00001 per share, of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, of the Company.

“Closing” means the consummation of the transactions contemplated by the Purchase Agreements.

“Closing Date” means the date of the Closing.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (i) Ordinary Shares and (ii) securities convertible into or exchangeable for Ordinary Shares and (iii) any options, warrants or other rights to acquire Ordinary Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Family Members” means, with respect to any individual, such individual’s spouse, lineal descendant (including by adoption), sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary, and any trust that is for the exclusive benefit of such individual or any of the foregoing.

“First Participation Notice” has the meaning assigned to such term in Section 3.04(b).

“First Participation Period” has the meaning assigned to such term in Section 3.04(b).

“Founder Affiliated Transferee” means any Affiliate of a Founder Party to which any Founder Party transfers any of its Company Securities.

“Fully Participating Shareholder” has the meaning assigned to such term in Section 3.02(c).

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“HKIAC” has the meaning assigned to such term in Section 5.09.

“IFRS” has the meaning assigned to such term in Section 4.07(a).

“Independent Director” means a director that satisfies the standards of an independent director under the rules and regulations of the NASDAQ and under the Exchange Act.

“Investor Affiliated Transferee” means any Affiliate of an Investor to which any Investor transfers any of its Company Securities.

“Investor Nominee” has the meaning assigned to such term in Section 2.01(a).

“Investors” has the meaning assigned to such term in the preamble.

“Memorandum and Articles of Association” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company (as amended by a special resolution of the Company’s shareholders on May 29, 2014), as the same may be amended from time to time.

“NASDAQ” means the NASDAQ Global Market.

“Non-Selling Shareholder” has the meaning assigned to such term in Section 3.02(a).

“New Securities” shall mean any Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Ordinary Shares or securities of any type whatsoever that are, or may become, convertible or exchangeable into such Ordinary Shares or other voting shares; provided that the term “New Securities” does not include (i) Company Securities issued to the employees, consultants, officers or directors of the Company or its Subsidiaries, or which have been reserved for issuance, pursuant to any equity-based incentive plans, except for any incentive shares issued to parties specified under Section 2.03; (ii) Ordinary Shares issued to all holders of the Company on a pro rata basis in connection with any share split, share dividend, combination, reclassification or recapitalization of the Company; or (iii) Class A Shares issued upon the conversion of Class B Shares.

“Offered Shares” has the meaning assigned to such term in Section 3.02(a).

“Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Company, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Overallotment Notice” has the meaning assigned to such term in Section 3.02(c).

“Participating Shareholder” has the meaning assigned to such term in Section 3.02(b).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.

“Pro Rata Share” means, in respect of an Investor or a Founder Party, as applicable, the ratio of (a) the total number of Ordinary Shares held in the aggregate by such Investor and its Investor Affiliated Transferees or such Founder Party and its Founder Affiliated Transferees, as applicable, to (b) the total number of Ordinary Shares issued and outstanding, in each case, immediately prior to the issuance of the New Securities giving rise to the Right of Participation.

“Purchase Agreements” has the meaning assigned to such term in the recitals.

“Replacement Nominee” has the meaning assigned to such term in Section 2.01(b).

“Right of Participation” has the meaning assigned to such term in Section 3.04(a).

“Rights Participant” has the meaning assigned to such term in Section 3.04(c).

“Rules” has the meaning assigned to such term in Section 5.09.

“Second Participation Notice” has the meaning assigned to such term in Section 3.04(c).

“Second Participation Period” has the meaning assigned to such term in Section 3.04(c).

“Selling Shareholder” has the meaning assigned to such term in Section 3.02(a).

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with the generally accepted accounting principles of the United States, or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any Company Securities; provided, that the creation of any pledge, encumbrance or other third party right of whatever description on any Company Securities to secure a holder’s contractual or legal obligations shall not be deemed as a Transfer unless and until any such pledge, encumbrance or other third party right is enforced and results in the third party holding legal title to such Company Securities.

“Transfer Notice” has the meaning assigned to such term in Section 3.02(a).

“U.S.” means the United States of America.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to “dollars” or “$” shall refer to U.S. dollars. The term “Founder Parties” shall also mean, if any Founder Party shall have transferred any of its Company

Securities to any Founder Affiliated Transferee, such Person(s).  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Corporate Governance

Section 2.01.  Investor Nominee Director.  (a) Promptly, but in no event later than ten (10) Business Days, after written notice from the relevant Investor, the Company shall cause the Board to convene a meeting of the Board pursuant to the Memorandum and Articles of Association and the Company shall cause the Board to appoint (i) one (1) nominee designated in writing by Purchaser A as a director of the Company for so long as Purchaser A beneficially owns or controls in the aggregate at least 50% of the number of Company Securities owned by Purchaser A immediately following the Closing, and (ii) one (1) nominee designated in writing by Purchaser B as a director of the Company for so long as Purchaser B beneficially owns or controls in the aggregate at least 50% of the number of Company Securities owned by Purchaser B immediately following the Closing (in each case, each such nominee, or such other individual who may be designated by Purchaser A or Purchaser B from time to time in accordance with this Agreement, the “Investor Nominee”); provided, that, the Chairman of the Board shall have the right to review the qualifications of each Investor Nominee, and, if the Chairman, acting reasonably, determines that such individual designated as an Investor Nominee is not qualified to serve on the Board, the Investor nominating such individual shall be required to designate another individual as its Investor Nominee. If required by Applicable Law or the Memorandum and Articles of Association, the Company shall take all other actions as necessary or appropriate to appoint the Investor Nominees to the Board.

(b)      In the event of the death, disability, retirement, removal or resignation of any Investor Nominee, the Investor appointing such Investor Nominee shall have the exclusive right to designate another individual (the “Replacement Nominee”) to fill such vacancy and serve on the Board, and the Company shall cause the Board to appoint the Replacement Nominee to the Board (who shall, following such appointment, be an Investor Nominee) pursuant to the procedure set forth in Section 2.01(a). If required by Applicable Law or the Memorandum and Articles of Association, the Company shall take all other actions as necessary or appropriate to appoint the Replacement Nominee to the Board.

(c)      The Company shall at all times maintain in full force and effect a directors’ liability insurance and fiduciary liability insurance policy, on terms and conditions and in an aggregate amount customary for the nature and size of the business of the Company and its Subsidiaries, from an internationally recognized insurance carrier.

Section 2.02.  Board and Committee Members.  The parties hereto agree that at all times for so long as the Company has any securities (including any American Depositary Shares) listed on the NASDAQ, the majority of the Board shall be comprised of Independent Directors, and the Company shall take all actions, or refrain from taking any action, as necessary or appropriate to ensure the Board is so comprised.  In the event the Company is not in compliance with the foregoing due to an unforeseen event or circumstance not within the Company’s reasonable control, the Company shall take all actions necessary or appropriate to rectify such non-compliance as promptly as possible.

Section 2.03.  Equity Incentive Awards.  Without the prior written consent of each Investor Nominee, the Company shall not issue, allot, allocate or grant, in any fiscal year, any Company Securities (a) in excess of 0.5% of the total issued and outstanding Ordinary Shares (as of the beginning of such fiscal year) to any single Founder Party or executive officer of the Company (in each case, aggregated with any issuance, allotment, allocation and/or grant to such Founder Party’s or executive officer’s respective Affiliates and Family Members), or (b) in excess of three percent (3%) of the total issued and outstanding Ordinary Shares (as of the beginning of such fiscal year), in the aggregate, to the Founder Parties, the executive officers of the Company and their respective Affiliates and Family Members, collectively, excluding, in each case, Ordinary Shares issued pursuant to the exercise of options to purchase Ordinary Shares outstanding as of November 29, 2014 and in accordance with the term of such instruments. The Investor Nominees shall have the right to review any proposed issuance or award of Company Securities to any Founder Party, any executive Officer of the Company or any of their respective Affiliates or Family Members.

Section 2.04.  Performance Of Company Obligations.

  The Founder Parties shall take all actions, or refrain from taking any action, as necessary or appropriate to cause the Company to perform and comply with its obligations under this Article 2.

ARTICLE 3
Investor Rights

Section 3.01.  Additional Rights.

(a)      If at, or on or prior to the date that is ninety (90) days following, the Closing Date:

(i)      the Company enters into any agreement, undertaking or understanding with, or grants any right or benefit to, any Person in connection with such Person’s investment in the Company or acquisition or purchase of any Company Securities or otherwise that has the effect of establishing any investor or shareholder right or benefit to such Person that is more favorable than the rights and benefits of the Investors under this Agreement, the Company shall also, with no further action required by the Investors and no obligation imposed on the Investors, grant identical rights, mutatis mutandis, to the Investor; and

(ii)      the Company sells or agrees to sell any Ordinary Shares, or securities convertible into Ordinary Shares, at a per share price that is effectively less than the per share purchase price paid by an Investor under the relevant Purchase Agreement, then (i)

the Company shall promptly notify such Investor and (ii) the Company shall issue to such Investor such additional Ordinary Shares as are necessary to reduce the Investor’s effective per share purchase price to be equal to such lower price.

(b)      The provisions of Section 3.01(a)(ii) shall not apply to Ordinary Shares or securities convertible into Ordinary Shares issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to option plans, purchase plans or other employee share incentive programs or arrangements duly approved by the Board and, if required by Section 2.03, the Investor Nominees.

Section 3.02.  Right of First Refusal.

(a)      Transfer Notice.  If at any time any of the Founder Parties and Investors proposes to Transfer any Company Securities (a “Selling Shareholder”), the Selling Shareholder shall promptly give the Company and each of the other Founder Parties and Investors (a “Non-Selling Shareholder”) written notice of the Selling Shareholder’s intention to make the Transfer (the “Transfer Notice”). Such written notice shall be made in accordance with Section 5.02 and shall be simultaneously be made by facsimile and/or email transmission to the facsimile number and/or email address of the applicable party as set forth in Section 5.02.  The Transfer Notice shall include (i) a description of the Company Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration, and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. In the event that the Transfer is being made pursuant to the provisions of Section 3.03, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b)      Right of First Refusal.  Each Non-Selling Shareholder shall have an option for a period of three (3) Business Days from the delivery of the Transfer Notice from the Selling Shareholder to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Non-Selling Shareholder may exercise such purchase option and purchase all or any portion of its pro rata share of the Offered Shares (a “Participating Shareholder”), by notifying the Selling Shareholder and the Company in writing, before expiration of the three (3) Business Day period as to the number of such shares that it wishes to purchase. For the purpose of this Section 3.02(b), each Non-Selling Shareholder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of Ordinary Shares owned by such Non-Selling Shareholder on the date of the Transfer Notice and denominator of which shall be the total number of Ordinary Shares held by all Non-Selling Shareholders on the date of the Transfer Notice.

(c)      Overallotment Notice.  In the event any Non-Selling Shareholder elects not to purchase all of its pro rata share of the Offered Shares available pursuant to its option under

Section 3.02(b) within the time period set forth therein, then the Selling Shareholder shall promptly give written notice (the “Overallotment Notice”) to any Participating Shareholder that has elected to purchase all of its pro rata share of the Offered Shares (each a “Fully Participating Shareholder”), which notice shall set forth the number of Offered Shares not purchased by the other Non-Selling Shareholders, and shall offer any Fully Participating Shareholder the right to acquire the unsubscribed shares. Such written notice shall be made in accordance with Section 5.02 and shall be simultaneously be made by facsimile and/or email transmission to the facsimile number and/or email address of the applicable party as set forth in Section 5.02.  Each Fully Participating Shareholder shall have three (3) Business Days after delivery of the Overallotment Notice to deliver a written notice to the Selling Shareholder of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Shareholder elects not to purchase its pro rata share of the unsubscribed shares.

(d)      Payment.

(i)      The Participating Shareholders shall effect the purchase of the Offered Shares with payment by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) Business Days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to this Section 3.02(d).

(ii)      Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidence of indebtedness, the Participating Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Shareholder and the Participating Shareholders cannot agree on the fair market value within ten (10) Business Days after delivery to the Non-Selling Shareholders of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and the Participating Shareholders or, if they cannot agree on an appraiser within ten (10) Business Days after delivery to the Non-Selling Shareholders of the Transfer Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Participating Shareholders, as the case may be, with half of the cost borne by the Participating Shareholders pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 3.02. If the time for the closing of the Participating Shareholders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this subsection.

(e)      Non-Exercise of Rights. To the extent that the Non-Selling Shareholders have not exercised their rights to purchase the Offered Shares within the time periods specified in this Section 3.02, the Selling Shareholder shall have a period of sixty (60) Business Days from the expiration of such rights in which to sell the Offered Shares upon terms and conditions (including the purchase price) no more favorable to the third-party transferee(s) than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first refusal under this Agreement.  In the event the Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the sixty (60) Business Day period from the expiration of these rights, the Non-Selling Shareholders’ first refusal rights shall continue to be applicable to any proposed Transfer of the Offered Shares by the Selling Shareholder until such right lapses in accordance with the terms of this Agreement. For the avoidance of doubt, the exercise or non-exercise of the rights of the Non-Selling Shareholders under this Section 3.02 to purchase Company Securities from the Selling Shareholder shall not adversely affect their rights to make subsequent purchases from any Selling Shareholder of Company Securities.

(f)      Prohibited Transfers. Except as otherwise provided in this Agreement, no Founder Party or Investor shall Transfer all or any part of or any interest in the Company Securities.  For the avoidance of doubt, without the prior written consent of the Investor, the Founder shall not Transfer all or any part of or any interest in any Founder Affiliate, or cause the issuance of any securities of any Founder Affiliate, other than to a Founder Affiliate Transferee.  Any Transfer of Company Securities not made in conformance with this Agreement shall be null and void and the Company shall be entitled to refuse to record it on the books of the Company.

Section 3.03.  Limitations to Rights of First Refusal.  Notwithstanding the provisions of Section 3.02, the right of first refusal of the Non-Selling Shareholders pursuant to Section 3.02 (other than with respect to the notice requirements set forth in Section 3.02(a)) shall not apply to (i) with respect to any Founder Party’s Transfer of Company Securities, the Transfer of Company Securities to any Founder Affiliate Transferee, provided that such Founder Affiliate Transferee executes a Joinder Agreement in the form of Exhibit A hereto, assuming the obligations of a Founder Party herein in accordance with Section 4.02, (ii) with respect to any Investor’s Transfer of Company Securities, the Transfer of Company Securities to any Investor Affiliate Transferee, provided that such Investor Affiliate Transferee executes a Joinder Agreement in the form of Exhibit A hereto, or (iii) any Transfer of Company Securities on the open market to the public.

Section 3.04.  Participation Rights.

(a)      Each Investor and each Founder Party shall have the right to purchase such party’s Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

(b)      In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Investor and

Founder Party written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Such written notice shall be made in accordance with Section 5.02 and shall be simultaneously be made by facsimile and/or email transmission to the facsimile number and/or email address of the applicable party as specified in Section 5.02. Each Investor shall have ten (10) Business Days from the date of receipt of any such First Participation Notice (the “First Participation Period”) to agree in writing to purchase its Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such party’s Pro Rata Share).  If any Investor or Founder Party fails to so agree in writing within such ten (10) Business Day-period to purchase such party’s full Pro Rata Share of an offering of New Securities, then such party shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(c)      If any Investor or Founder Party fails or declines to exercise its Right of Participation in accordance with Section 3.04(b) above, the Company shall promptly give notice (the “Second Participation Notice”) to any other Investor and/or Founder Party who exercised its Right of Participation (the “Right Participants”) in accordance with Section 3.04(b) above.  Each Right Participant, other than a Participating Rights Holder who fails or declines to exercise its Right of Participation in accordance with Section 3.04(b) above, shall have five (5) Business Days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company in writing of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase (the “Additional Number”).  If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Rights Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such oversubscribing Rights Participant and the denominator of which is the total number of Ordinary Shares held by all the oversubscribing Rights Participants.

(d)      Each Rights Participant shall be obligated to buy such number of New Securities in accordance with the terms of this Section 3.04 and the Company shall so notify the Rights Participants within twenty (20) Business Days following the date of the Second Participation Notice. The transaction in connection with the New Securities shall be consummated within forty-five (45) days after the expiration of the Second Participation Notice.

(e)      Upon the expiration of the Second Participation Period, the Company shall have one hundred and twenty days (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to any remaining New Securities) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day-period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investors pursuant to this Section 3.04.

ARTICLE 4
Certain Covenants and Agreements

Section 4.01. Public Announcements.  Each party hereto agrees to consult with the other parties hereto before issuing any press release or making any public statement or disclosure with respect to this Agreement or the rights and obligations provided hereunder and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other party; provided that a party may without the prior written consent of the other parties issue any such press release or public statement or disclosure if such party has used reasonable efforts to consult with the other parties and to obtain the consent of such other parties but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange, provided that such party has also notified the other parties in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release.

Section 4.02.  Additional Founder Parties.  Each Founder Party agrees to cause any Founder Affiliated Transferee or any other Affiliate of a Founder Party that acquires Company Securities on or after the date of this Agreement (that are not a party hereto) to execute, before the closing of such acquisition, a Joinder Agreement in the form of Exhibit A hereto, assuming the obligations of a Founder Party herein.

Section 4.03.  Conflicting Agreements.  The Company agrees that it shall not (i) enter into any agreement or arrangement with any Person with respect to any Company Securities that conflict with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investors under this Agreement or (ii) act, for any reason, as a member of a group or in concert with any other Person in connection with the voting of its Company Securities in any manner that conflicts with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investors under this Agreement.

Section 4.04.  Business Opportunity.  To the fullest extent permitted by Applicable Law and the Memorandum and Articles of Association, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Investors or the Investor Nominees (in the case of the Investor Nominees, subject to any fiduciary duties of the Investor Nominees).  The Investors and the Investor Nominees shall not have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Company or any of its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries, (iii) doing business with any client or customer of the Company or any of its Subsidiaries or (iv) employing or otherwise engaging a former officer or employee of the Company or any of its Subsidiaries. The Company hereby acknowledges and agrees that each Investor Nominee may share and disclose any information that he or she receives as a director of the Board to the Investors, and that any such sharing or disclosure shall not be, or be construed to be, a breach of any duty of confidentiality or fiduciary obligations of the Investor Nominees.

Section 4.05.  Indemnification.  The Company shall indemnify, and hold harmless, each Investor Nominee from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred by each Investor Nominee, arising out of any actual or threatened action, cause of action, suit, proceeding or claim arising directly or indirectly out of such Investor Nominee’s status as a director of the Board or any Committee; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution which is permissible under Applicable Law.  The rights of each Investor Nominee hereunder will be in addition to any other rights such Investor Nominee may have under any other agreement or insurance policy to which the Investor Nominee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Memorandum and Articles of Association, and shall extend to such Investor Nominee’s successors and assigns.  Each Investor Nominee shall be a third party beneficiary of the rights conferred to the Investor Nominees in this Section 4.05.

Section 4.06. Voting Agreements.  Each Founder Party agrees that it shall not enter into any commitment, deed, agreement or arrangement of any kind with any Person (other than this Agreement) with respect to the voting of any Company Securities or any restrictions on the voting rights of any Company Securities without the prior written consent of each of the Investors.

Section 4.07. Information Rights.

(a)      (i) No later than the end of the fiscal year of Purchaser A, the Company shall deliver to Purchaser A and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for each year (based on a fiscal year ending 30 September), prepared in accordance with International Financial Reporting Standards, as amended from time to time (“IFRS”), and (ii) as soon as practicable, and in any event before the end of the first month following the end of each fiscal year of Purchaser A, the Company shall cause its auditor to prepare and issue to Purchaser A and its auditor an audited report (or an internal audit reporting package, if at the time such report is required to be delivered pursuant to this Section 4.07(a) the Company and Purchaser A employ the same accounting firm) on such financial statements prepared in accordance with the preceding clause (i). As of the date of this Agreement, the fiscal year of Purchaser A ends on 31 December. Purchaser A shall notify the Company in writing of any changes to its fiscal year.

(b)      (i) As soon as practicable, and in any event before the end of each fiscal quarter of Purchaser A, the Company shall deliver to Purchaser A and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for the prior fiscal quarter ending on 31 March, 30 June, 30 September or 31 December, as applicable, prepared in accordance with IFRS, (ii) as soon as practicable, and in any event before the end of the fiscal quarter of Purchaser A ending 30 June, the Company shall deliver to Purchaser A and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for the six months ending 31 March, prepared in accordance with IFRS, (iii) as soon as practicable, and in any event before the end of the fiscal quarter of Purchaser A ending 30 September, the Company shall deliver to Purchaser A and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for the nine months ending 30 June, prepared in accordance with IFRS, and (iv) as soon as practicable, and in any event before the end of each fiscal quarter of Purchaser A, the Company shall cause its auditor to prepare and issue to Purchaser A and its auditor a reviewed report (or internal reviewed reporting package, if at the time such report is required to be delivered pursuant to this Section 4.07(b) the Company and Purchaser A employ the same accounting firm) on the financial statements prepared in accordance with the preceding clauses (i), (ii) and (iii), as applicable. As of the date of this Agreement, the fiscal quarters of Purchaser A end on 31 March, 30 June, 30 September and 31 December. Purchaser A shall notify the Company in writing of any changes to its fiscal quarter.

ARTICLE 5
Miscellaneous

Section 5.01.  Binding Effect; Assignability; Benefit.  (a)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b)      Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other parties hereto; provided that an Investor may assign any right, remedy, obligation or liability arising under this Agreement or by reason hereof to any of its Affiliates that executes and delivers to the Company, the Founder Parties and the other Investor a Joinder Agreement in the form of Exhibit A hereto, which Person shall thenceforth be, mutatis mutandis, an “Investor”.

(c)      Except as set forth in or contemplated by Section 4.05, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.02.  Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such facsimile or email transmission is requested and received) and shall be given:

if to the Company, to:

21Vianet Group, Inc.
M5, 1 Jiuxianqiao East Road
Chaoyang District
Beijing 100016
The People’s Republic of China
Attention: Office of the Chief Financial Officer
Facsimile: (86 10) 8456 2121
Email: shang.hsiao@21vianet.com

with a copy (which shall not constitute notice) to:

DaHui Lawyers
Suite 3720, China World Tower,
No. 1 Jianguomenwai Avenue,
Chaoyang District,
Beijing 100004
The People’s Republic of China
Attention: Zheng Zha
Facsimile: (86 10) 6322 0299
Email: zheng.zha@DaHuiLawyers.com

if to any Founder Party, to:

c/f M5, 1 Jiuxianqiao East Road,
Chaoyang District
Beijing 100016
The People’s Republic of China
Attention: Office of the Chief Financial Officer
Facsimile: (86 10) 8456 2121
Email: shang.hsiao@21vianet.com

if to Purchaser A, to

c/o Business Office Area C
2/F, 33 West Xiaoying Road
Haidian District, Beijing
The People’s Republic of China
Attention: Francis Ng
Facsimile: +86 010 8232 5655
Email: Francis.NG@kingsoft.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
 Hong Kong
Attention: Z. Julie Gao
Facsimile: +852 3910 4850
Email: julie.gao@skadden.com

if to Purchaser B, to

c/o 68 Qinghe Middle Street
Wu Cai Cheng Office Building
12F-056, Haidian District, Beijing 100085
The People’s Republic of China
Attention: Jinling Zhang/Xin Liu
Facsimile: +86 010 6060 6666 ext. 1101
Email: zhangjinling@xiaomi.com / liuxin@xiaomi.com

or such other address, facsimile number or email address as the parties may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.03.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.04.  Complete Agreement.  This Agreement, the Purchase Agreements, the Registration Rights Agreement, dated January 15, 2015, among the Company and the Investors, the Business Cooperation Agreement, dated January 15, 2015, between the Company and Kingsoft Corporation Limited, and the Business Cooperation Agreement, dated January 15, 2015, between the Company and Xiaomi Corporation, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.05.  Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 5.06.  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.07.  Amendment; Termination.

(a)      The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)      This Agreement shall terminate and be of no further force and effect in respect of an Investor upon such Investor ceasing to legally and beneficially own and control at least fifty percent (50%) of the number of Company Securities subscribed by such Investor immediately pursuant to the relevant Purchase Agreement; provided that Section 4.01, Section 4.05 and this Article 5 shall survive any termination of this Agreement.

Section 5.08.  Governing Law.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such state.

Section 5.09.  Arbitration.  Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”), which Rules are deemed to be incorporated by reference into this Section 5.09. For the purposes of such arbitration:

(a)      the number of arbitrators shall be three (the “Arbitration Board”). The Company, on one hand, and the Investors, on the other hand, shall each select one arbitrator.  All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration.  The two arbitrators so appointed shall jointly agree on a third arbitrator, who shall be the chairman of the Arbitration Board. If the said two arbitrators are unable to agree upon the appointment of a third arbitrator within thirty (30) days after the parties have appointed their respective arbitrators, then such third arbitrator shall be appointed by the HKIAC;

(b)      the seat of the arbitration shall be in Hong Kong and the language to be used shall be English; and

(c)      the Arbitration Board shall decide any such dispute in accordance with the governing law specified in Section 5.08.

The parties hereto shall be entitled to specific performance from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce any tribunal award pursuant to any arbitration proceeding hereunder.

Section 5.10.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred by any party hereto in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby (including reasonable attorneys’ fees and expenses) shall be paid by the party incurring such costs or expenses.

Section 5.11.  Further Assurances.  From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KING VENTURE HOLDINGS LIMITED
By:	/s/Zhang Hongjiang
	Name:	Zhang Hongjiang
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

XIAOMI VENTURES LIMITED
By:	/s/Kong Kat Wong
	Name:	Kong Kat Wong
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

21VIANET GROUP, INC.
By:	/s/Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

By:	/s/Sheng Chen
SHENG CHEN

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PERSONAL GROUP LIMITED
By:	/s/Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FAST HORSE TECHNOLOGY LIMITED
By:	/s/Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SUNRISE CORPORATE HOLDING LTD.
By:	/s/Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

EXHIBIT A

FORM OF JOINDER TO INVESTOR RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Investor Rights Agreement dated as of January 15, 2015 (as amended, restated or otherwise modified from time to time, the “Investor Rights Agreement”) among 21Vianet Group, Inc., Sheng Chen, Personal Group Limited, Fast Horse Technology Limited, Sunrise Corporate Holding Ltd., King Venture Holdings Limited and Xiaomi Ventures Limited.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Investor Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Investor Rights Agreement as of the date hereof and shall have all of the rights and obligations of [an Investor][a Founder Party] thereunder as if it had executed the Investor Rights Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Investor Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________ ____, _________

[NAME OF JOINING PARTY]
By:
Name:
Title:

Address, fax number and email for notices:

Accepted and Agreed:

KING VENTURE HOLDINGS LIMITED
By:
Name:
Title:

XIAOMI VENTURES LIMITED
By:
Name:
Title:

21VIANET GROUP, INC.
By:
Name:
Title: